GENERAL NEW YORK AMT-FREE MUNICIPAL MONEY MARKET FUND

Certificate of Amendment
Name Change and Designation and Establishment of
Classes of Shares of Beneficial Interest

The undersigned, being a Vice President of General New York AMT-Free Municipal Money Market Fund (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9 of the Trust's Agreement and Declaration of Trust dated January 3, 1995 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called, the Declaration of Trust is amended to provide that the name of the Trust is changed as follows:

Old Name of Trust	New Name of Trust

General New York AMT-Free Municipal Money Market Fund	General New York Municipal Money Market Fund

In addition, the Trust's Board of Trustees established a new series of the Trust, "Dreyfus New York Municipal Money Market Fund" (the "Fund"), and designated the existing classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust as follows:

1.         All "Class A" shares, "Class B" shares and "Premier" shares of the Trust were designated "Wealth" shares, "Service" shares and "Premier" shares, respectively, of the Fund.

2.         Wealth shares, Service shares and Premier shares of the Fund shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

3.         The purchase price of Wealth shares, Service shares and Premier shares of the Fund, the method of determining the net asset value of such class of Shares and the relative dividend rights of holders of such class of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on February 1, 2021.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 29th day of January, 2021.

General New York AMT-Free Municipal Money Market Fund

By:  /s/ Jeff Prusnofsky
Name:  Jeff Prusnofsky
Title:    Vice President and Assistant Secretary

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 29th day of January, 2021, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public